Exhibit 99.1

Conference Title: VOXX International Corporation Annual Meeting

Date: Thursday, 20th July 2023

Glenn Wiener: Good morning and welcome to the 2023 annual shareholders meeting of VOXX International Corporation. I'm Glenn Wiener, president of GW Communications, and it's my pleasure to welcome you here today for this meeting.

VOXX is excited to be hosting its virtual meeting, which allows the company to be more inclusive and reach a greater number of our shareholders. We have shareholders attending via the web portal and the 800 number that we provided. And as is our custom, we will conduct the business portion of our meeting first and answer questions at the end of the meeting.

When submitting a question, please provide your name and shareholdings. We may not be able to answer every question, we will do our best to provide a response to as many as possible and we'll address any unanswered questions on our corporate website shortly after the meeting.

In keeping with the digital approach to this year's meeting, it is now shortly after 10:00 AM Eastern Standard Time on July 20th, and this meeting is officially called to order. And now I would like to introduce the members of VOXX's Board of Directors. introduction of the nominees for election for the board of directors, Denise Juan Gibson, co-founder and chair of Ice Mobility, John Adamovich, Jr. Former Chief Financial Officer of Aeroflex Holding Corp. Patrick M Lavelle, CEO of VOXX, international Corporation, Charles M. Stoehr, Senior Vice President and Chief Financial Officer of VOXX International Corporation, Ari M. Shalam, managing partner of RWN Real Estate Partners, LLC and Co. Vice Chairman of the Board of VOXX, Beat Kahli, President of VOXX International Corporation, CEO of Avalon Park Group Holdings, AG and CO chairman of the Board of VOXX. John Jay Shalam, chairman of the Board of VOXX. And the last nominee for director is Steve Downing, president and CEO of Gentex Corporation. We're also joined here today by Mr. Jeffrey

Gelman of Grant Thornton, our independent auditors. He will be available during the question-and-answer session after the meeting to respond to appropriate questions. Finally, the company has appointed Christine Bennett and Larry Knaves as Judges of Election for the meeting. Ms. Bennett and Mr. Knaves are with us today and have taken the oath of office earlier today.

After the formal meeting has been adjourned, we will provide time for general questions. Only validated Shareholders may ask questions in the designated field on the web portal. Out of consideration for others, please limit yourself to one question. Please note this meeting is being recorded, however, no one attending via the webcast or telephone is permitted to use any audio recording device.

The board of directors is fixed May 30th, 2023 as the record date for determining shareholders entitled to vote. At this meeting, an affidavit has been delivered testing the fact that a notice and access notice to the proxy statement in the 2023 10K wrap were mailed on or about June 8th, 2023 to all shareholders as the record date and will be incorporated into the minutes of its meeting. The shareholder list shows that as of the record date, there were 20,859,492 shares of class A common stock outstanding, and entitled to vote at this meeting. And 2,260,954 shares of Class B common stock outstanding entitled to vote at this meeting.

As you may know, each share of class A common stock is entitled to one vote, and each share of Class B common stock is entitled to 10 votes. The Class A shareholders voting as a class have the right to elect 25% of the members of the board of directors. The Class A and class B shareholders voting as a single class shall be entitled to elect the remaining directors and vote for all other matters properly presented to the meeting. We are informed by the judges of Election that are represented in person or by proxy, shares of common stock representing 12,328,616 shares of class A common stock and 2,260,954 shares of Class B common stock. Does this represents more than a majority of the voting power all issued an outstanding stock entitled to vote on the record date, A quorum is present for the purposes of transacting business.

Now I will present the matters to be voted upon. Please note that we'll give shareholders an opportunity to comment on the proposals themselves after all proposals have been presented. Proposal one is the election of the directors. The current board nominated Denise Juan Gibson, John Adamovich Jr. Steve Downing, John Jay Shalam, Patrick M. Lavelle, Charles M Stoehr, Ari M. Shalam, and Beat Kahli for election as directors to hold office until a 2024 annual meeting of shareholders or until their successors are fully are duly elected and qualified.

Proposal two is to approve by a non-binding advisory vote, the compensation paid by the company to certain executive officers. Proposal three is to recommend by a non-binding advisory vote the frequency of the executive compensation advisory vote. Proposal four is the ratification of the appointment of Grant Thornton, LLP as the company's independent registered public accounting firm for the fiscal year ending February 29th, 2024. If any shareholder would like to make a comment regarding any of the proposals, please submit your comment through the web portal.

It is now 10:05 AM Eastern time on July 20th, 2023 and the polls are now open. Any shareholder who has not yet voted or wishes to change their vote may do so by clicking on the voting button on the web portal and following the instructions there. Shareholders who have sent in proxies or voted via telephone or internet and do not want to change their vote, do not need to take any further action.

Now that everyone has had the opportunity to vote, I now declare the polls for the 2023 VOXX International Corporation Annual Shareholders meeting closed at 10:06 AM Eastern time on July 20, 2023. We have been informed by the Judges of election that the preliminary vote report shows that the nominees for election to the board have been duly elected. A non-binding vote of compensation paid to certain executive officers of the company has been approved. A three-year non-binding advisory vote on compensation of executive officers has been approved. And the appointment of Grant Thornton as the company's independent registered public accounting firm for the fiscal year ending February 29th, 2024 has been ratified.

There being no further business to come before the meeting, the 2023 annual meeting with shareholders of VOXX International Corporation is now adjourned. At this time, I'd like to turn the meeting over to Ari Shalam, CO Vice chairman of the Board. Ari.

Ari Shalam: Thank you, Glenn. It is my pleasure to welcome you to this year's annual shareholders' meeting. Before commencing my remarks, I would like to express my sincere appreciation to all VOXX employees around the world. I can't thank you enough for your dedication and commitment, especially of late given the unpredictable environment we are operating in. I know it hasn't been easy, but I, along with my fellow board members, want to acknowledge your efforts and resiliency. I would also like to thank our shareholders for their continued support and belief in VOXX's future.

As you are aware, we are presently operating in a very challenging economic environment. Despite these headwinds, our long-term prospects have not changed and we are taking aggressive steps to better position the company to bridge through this difficult time. I will touch on these momentarily.

With respect to fiscal 2023, net sales were $534 million. This was down 16% from the prior period. We lost money on both an operating and a net basis. An adjusted EBITDA was 8. 6 million down from almost 40 million in fiscal 2022. These results were certainly not what we were expecting coming into the year. Throughout the year, we faced a myriad of challenges as the global economy continued to deteriorate. From backed-up supply chains and chip shortages earlier in the year to OEM production delays, inflation, rising interest rates, and a general retail retrenchment later in the year. You name it, we saw it.

Compounding matters as some challenges abated, others arose. For example, supply chain throughput has largely improved with pricing and deliveries nearly back to pre-pandemic levels.

That is a positive. The same can be said for chip availability, which should have a positive impact on our OEM business and the vehicle manufacturers it serves. However, the US and global economies we serve are generally faring worse today than this time last year. And it would be fair to say that we anticipate continued softness through the balance of this calendar year and into 2024. These factors have placed us squarely in the type of cyclical downturn we've seen a few times since our founding 60 years ago. But in this case, exacerbated by the ripple effects of COVID.

During the first 18 months since the pandemic started, we saw significant increases in premium audio and consumer product demand from home-bound consumers. And we captured that revenue on lower costs, posting strong results both in terms of sales and profitability. Now with the world fully reopened and operating amid a high-interest rate, high inflationary environment, discretionary spending patterns have shifted impacting both our high-end and mainstream product offerings. For example, high-end consumers are spending on luxury offerings and experiential travel while low to mid-tier consumers are grappling with the dueling impacts of inflation and higher interest rates by pulling back on discretionary purchases. As with most economic cycles, these patterns will eventually reverse, but right now they are creating forecasting headaches and profitability challenges. And among our consumer discretionary peers and customers, VOXX is certainly not alone in confronting these issues.

Consequently, given the current economic and operating environments, we are taking aggressive steps to realign VOXX. Some very tough decisions are being made by the team to look at every business process, every personnel position, and every product category in order to lower expense loads and achieve greater efficiencies that will allow us to get back to profitability. In particular, we are recalibrating our cost structure to align with current run rate sales while still preserving operating leverage that will enable us to rescale revenues and drive profitability when market conditions improve.

We are making changes at all levels, to the board management teams and all other layers of the organization. We are bringing down overhead, revamping operations, re-optimizing brands and product lines, and rationalizing unprofitable customers and sales channels. We're looking to reduce our footprint both in terms of current assets such as inventory, as well as long-term holdings such as real estate. And we continue to look at lower production costs. As evidenced by recent shifts in OEM manufacturing to Mexico. There's a lot of work underway to move costs out quickly, but always with an eye to not sacrificing innovation and customer service.

As for our operating outlook. Fiscal 2024 will continue to be challenging for the reasons I covered. There are, however, some very positive developments that are driving our optimism. Our automotive segment has great technology, a strong and loyal customer base, and phenomenal distribution built over six decades. Key to this growth and success will be our OEM group, which has significant contractual business that extends out three to five years and in some cases even longer. Just as sales can fluctuate to the downside when automotive vehicle shipments pull back, all of these contracts have the corresponding ability to materially flex upwards in times of economic expansion.

The same goes for our market share and penetration in aftermarket categories where we have dominant brands and marketing positioning across a myriad of product lines. I can say the same thing about our consumer segment with respect to its technology, customers, and distribution as well as partnerships. We're certainly feeling the effects of a temporary consumer pivot after a period of strong demand that pulled future sales forward.

With the global expansion of Onkyo[? ] and Pioneer and New Clips products and expanded accessory offerings globally, we have some offsetting near-term drivers. In the longer term, our brand portfolio and customer base has never been stronger. And while biometrics is still small today, there are some very exciting projects that should drive growth and profitability for the segment in the not-too-distant future. Our work in healthcare, financial services, industrial and power plants, for example, holds great potential for value creation.

All told, VOXX has been around for 60 years for a reason. We've witnessed several recessions before and have worked through them every single one of them. This time will be no different. We have always intentionally maintained a strong low leverage balance sheet so that we can be both defensive or opportunistic as conditions warrant. Unlike most of our competitors, this always allows us to pivot to a defensive footing when necessary while preserving the ability to play offence when conditions recover.

For now, we will shrink our footprint, lower costs, and optimize our balance sheet with the goal of first getting back to profitability and then sustaining it. When the markets improve, I'm confident that VOXX will emerge stronger than ever.

I'd like to conclude my remarks by congratulating my fellow board members on their reelection and formally welcoming Steve Downing to our board after his election today. Steve, I truly look forward to working with you in the years ahead to unlock VOXX's value while also exploring ways to build upon our burgeoning VOXX Gentex partnership. I'd also like to extend my sincere appreciation to Peter Lesser for all his years of service on the VOXX board and his vast contributions. Peter, all of us at VOXX wish you well.

To our employees, again, thank you. And to our shareholders, why our fiscal 2023 results are not what we expected, and fiscal 2024 is likely to keep us defensively postured. We remain confident in VOXX's long-term future, our ability to generate consistent returns, and to harness the full value of our organization and its assets.

This formally concludes my comments. I will now hand the floor over to Pat Lavelle, who will open the floor to the meeting for questions. Pat.

Pat Lavelle: Thank you, Ari. And operator, please open the floor

Glenn Wiener: If anyone has any questions, please enter them into the online portal. To the board and Pat, we're not showing any questions in the portal. We want to give it another 10, 20 seconds. If not, we will conclude today's meeting.

Pat Lavelle: Well, I think Ari, covered the issues quite well. I want to thank everyone who's on the call for their interest in VOXX and I wish you all a good day. Thank you.

Glenn Wiener: Thank you very much, everybody.

Operator: Thank you, ladies and gentlemen, this does conclude today's call. Thank you for your participation. You may now disconnect.